Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated August 11, 2025 in the Registration Statement on Amendment No.1 to Form S-1, under the Securities Act of 1933, with respect to the balance sheet of TGE Value Creative Solutions Corp as of July 18, 2025, the related statement of profit or loss, changes in shareholder’s equity and cash flows for the period from June 13, 2025 (inception) to July 18, 2025, and the related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore

September 17, 2025